Exhibit 99.1
Orbitz Worldwide, Inc. Reports Second Quarter 2008 Results
▪	Gross bookings in the second quarter of 2008 totaled $3.0 billion as international gross bookings grew 41 percent to $476 million.

▪	Net revenue for the second quarter of 2008 increased to $231 million.

▪	Net loss for the second quarter of 2008 was $5 million versus a net loss of $32 million in the second quarter of 2007.

▪	Adjusted EBITDA for the second quarter of 2008 increased nine percent to $37 million.

▪	Orbitz.com debuted Orbitz Price AssuranceSM, an innovative and proprietary functionality that helps consumers book airline tickets with greater confidence.
Chicago, August 6, 2008 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the second quarter ended June 30, 2008. Net revenue increased to $231 million for the second quarter of 2008, up from $229 million for the second quarter of 2007. The net loss in the second quarter of 2008 was $5 million or $0.06 per share, compared to a net loss of $32 million in the second quarter of 2007. Adjusted EBITDA for the second quarter of 2008 was $37 million, an increase of nine percent over the second quarter of 2007.
“We are pleased with our Adjusted EBITDA growth this quarter, and we believe that the initiatives we put in place set the stage for strong growth over the remainder of the year. In the second quarter, we successfully introduced Price Assurance, our innovative new functionality that we believe creates a competitive advantage that will drive customers to search and book their travel on Orbitz.com,” said Steven Barnhart, CEO and president of Orbitz Worldwide. “We also launched a new offline advertising campaign in May. In addition, we are excited by the potential of our new, multi-year partnership with Microsoft for Orbitz.com and ebookers.com to serve as the online travel providers for MSN.com’s travel portals in the United States and United Kingdom. Microsoft selected Orbitz because our exclusive features, like Price Assurance and OrbitzTLC, offer great value to the consumer and because of our superior search capability.
“We believe that the functionality, advertising and partnerships we launched will accelerate our domestic growth in the second half of the year and help offset any impact from current economic and travel industry uncertainty,” continued Barnhart. “Our non-air and other net revenue, which currently comprises nearly 60 percent of our total net revenue, grew 11 percent on a year-over-year basis, and we continue to focus on shifting our business mix away from air. Our international business continues to deliver strong growth, now accounting for 23 percent of net revenue, up from 20 percent a year ago. We are on track to complete the migration of all ebookers sites to the new platform by year-end, with three more countries added since the end of the first quarter. We believe that this new platform will enable us to continue our strong European growth.”
For the first six months of 2008, net revenue increased to $450 million, up from $441 million for the first half of 2007. The company reported a net loss in the first half of 2008 of $20 million or $0.24 per share, compared to a net loss of $42 million in the first six months of 2007. Adjusted EBITDA for the first half of 2008 was $58 million.
The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to the GAAP financial measures that Orbitz Worldwide considers to be the most comparable.
Second Quarter Financial Highlights
Gross Bookings and Net Revenue
For the second quarter of 2008, Orbitz Worldwide’s gross bookings were $3.0 billion, up four percent from the second quarter of 2007. International gross bookings were $476 million, an increase of 41 percent (26 percent after adjusting for the impact of foreign currency fluctuations). The growth in international gross bookings resulted from a higher number of transactions as well as higher prices. Gross bookings at ebookers increased 50 percent to $376 million in the quarter, with strength in both air and non-air. HotelClub reported an increase in gross bookings of 15 percent to $100 million. These comparisons exclude the results of Travelbag, the U.K. offline travel company sold in July 2007.
Domestic gross bookings declined one percent for the second quarter of 2008 to $2.6 billion. Gross bookings for air declined, driven by lower volume, while non-air gross bookings improved primarily because of growth in dynamic packaging. Worldwide bookings for the air business improved three percent to $2.3 billion, and worldwide bookings for the non-air and other businesses increased seven percent compared to the second quarter of 2007 to $791 million.
Net revenue for the second quarter of 2008 was $231 million, an increase of one percent from $229 million in the second quarter of 2007.
▪	Air net revenue was $90 million for the second quarter of 2008, down $13 million or 13 percent from $103 million in the second quarter of 2007. The primary factor was a decline in domestic volume, largely a result of the pullback in online marketing that the company began in the third quarter of 2007.

▪	Non-air and other net revenue, which consists primarily of hotel, car, dynamic packaging, advertising and insurance revenue, was $141 million for the second quarter of 2008, up 12 percent from $126 million for the second quarter of 2007. Domestic non-air and other net revenue increased four percent, driven primarily by strong gains in advertising and insurance revenues. International non-air and other net revenue increased 42 percent, primarily as a result of strong growth in international hotel and dynamic packaging revenue.

▪	Domestic net revenue was $178 million for the second quarter of 2008, a decrease of four percent from second quarter 2007 domestic net revenue of $185 million. Some of the decline in the domestic air net revenue referred to above was offset by an increase in non-air and other net revenue, primarily advertising and insurance revenue.

▪	International net revenue was $53 million for the second quarter of 2008, an increase of 20 percent from $44 million for the second quarter of 2007. Higher net revenue from hotels and dynamic packaging was offset in part by lower air net revenue.

In an effort to improve comparability between years, the company has posted on its website (http://orbitz-ir.com) a chart that adjusts net revenue for purchase accounting impacts, the sale of the offline U.K. travel business and currency fluctuations.
Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.
Expenses

Orbitz Worldwide’s cost of revenue was $46 million (20 percent of net revenue) in the second quarter of 2008, compared to $42 million (18 percent of net revenue) in the second quarter of 2007. A portion of this increase reflects higher affiliate commissions resulting from growth in the white-label business. A higher level of charge-backs at one of the international locations continued early in the quarter, but the implementation of new technology caused charge-backs to decline sharply toward the end of the quarter.
Marketing expense in the second quarter of 2008 was $81 million, a decrease of five percent from $85 million in the second quarter of 2007. The decline is the result of lower online marketing expense in the U.S. and a shift in U.S. offline marketing expenditures from the second quarter to the third quarter to support the launch of Price Assurance. This was offset in part by an increase in international marketing expenditures.
Selling, general and administrative (SG&A) expense decreased 21 percent in the second quarter of 2008 to $72 million from $91 million in the same period of 2007. The decline resulted primarily from the absence of costs incurred in the second quarter of 2007 in connection with the early termination of a marketing contract, as well as the absence of IPO-related costs.
Adjusted EBITDA

Adjusted EBITDA was $37 million in the second quarter of 2008, an increase of nine percent from $34 million in the second quarter of 2007. Additional details can be found in Appendix A attached to this press release.
Interest and Capital Expenditures

Orbitz Worldwide incurred net interest expense of $15 million in the second quarter of 2008, down from $28 million in the second quarter of 2007. Interest expense for the 2008 quarter primarily related to the $600 million term loan the company entered into in connection with its initial public offering in July 2007. Cash interest payments (net of capitalized interest) were $11 million for the second quarter 2008; there was no cash interest paid in the second quarter of 2007.
Effective May 30, the company entered into a three-year interest rate swap that converted an additional $100 million of the term loan from a variable to a fixed interest rate of 6.39 percent inclusive of the 300-basis-point borrowing spread on the term loan. At June 30, the company’s weighted average interest rate on the term loan was 7.1 percent.
Capital spending for the second quarter of 2008 was $14 million, an increase of $2 million from capital expenditures of $12 million in the second quarter of 2007.
Other Highlights through July
•	Orbitz.com launched Orbitz Price Assurance, an innovative and proprietary functionality that assures customers that if the price drops for a plane ticket booked on Orbitz.com and another customer subsequently books the same airline ticket on Orbitz.com for less, Orbitz will automatically send travelers a cash refund for the difference.

•	Orbitz.com in the United States and ebookers.com in the United Kingdom signed a multi-year deal with Microsoft to serve as the online travel provider for MSN.com’s travel portals in those countries. Orbitz.com and ebookers.com will power all of MSN Travel’s offerings in the U.S. and U.K., including air, hotel, vacation package, cruise and car rental bookings.

•	ebookers continued to migrate onto the new global platform on schedule, with the initial migration of Belgium in June and of the Netherlands and Austria in July. The company is on track to complete the migration of all ebookers sites to the new global platform in 2008.

•	Cheaptickets.com added contextual text advertising in order to further monetize traffic on the site.

•	HotelClub extended the booking window for its last-minute hotel booking brand - RatesToGo.com — from 21 days to 28 days so that consumers can benefit from last-minute hotel rates and specials over a longer period of time.

•	Orbitz for Business added low-fare carrier Southwest Airlines to its corporate booking tool.

•	Orbitz introduced the Orbitz Visa Credit Card powered by Capital One, a new credit card that rewards travelers with triple Capital One No Hassle Rewards points for booking airfare, hotel accommodations and vacation packages on Orbitz.com.

•	HotelClub.com launched its Russian language site to service the burgeoning demand of the Russian travel market.

•	The company announced a strategic partnership with Taj Hotels Resorts and Palaces, a global collection of nearly 80 premier hotels and resorts.
Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its second quarter results at noon EDT (11:00 a.m. CDT) on Wednesday, August 6. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of at least 30 days after the conference call, and an MP3 file of the call will also be available on the site. A transcript of the call will be posted under Webcasts & Presentations at http://orbitz-ir.com.
Earlier today, the company also announced that it would be restating its previously-issued financial statements to correct misclassifications related to certain non-cash intercompany transactions with Travelport and credit card receipts at its foreign locations. More information regarding the restatement can be found in the Current Report on Form 8-K filed today with the Securities and Exchange Commission.
About Orbitz Worldwide

Orbitz Worldwide (corp.orbitz.com) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products offered by over 75,000 suppliers worldwide. Orbitz Worldwide owns and operates a portfolio of consumer brands. In the U.S., those brands include Orbitz (www.orbitz.com) and CheapTickets (www.cheaptickets.com), a leading online site for discounted leisure travel products. Orbitz Worldwide’s international brands include ebookers (www.ebookers.com), a leading full-service online travel company in Europe, serving customers through 13 country-specific websites; HotelClub (www.hotelclub.com), a global accommodation specialist website offering hotels in approximately 120 countries; and RatesToGo (www.ratestogo.com), which offers last-minute hotel reservations worldwide. The Away Network (www.away.com) specializes in providing travel content for travelers seeking unique experiences and activities. Orbitz for Business (www.orbitzforbusiness.com) is a full-service managed business travel program offering a portfolio of business travel products for small to large companies. Orbitz Worldwide is listed on the New York Stock Exchange (NYSE: OWW).
Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on March 21, 2008, and is available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of August 6, 2008, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.
About Basis of Presentation

Prior to an intercompany restructuring (the “Reorganization”) that was completed on July 18, 2007, the Company’s businesses were operated by Travelport as a part of its broader corporate organization, rather than as a separate consolidated entity. The legal entity Orbitz Worldwide, Inc. was formed in connection with the Reorganization and as a result, prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information has not been presented for historical periods prior to the Reorganization.
About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Shannon Burns
312.894.6890	312.260.2550
bhoyt@orbitz.com	shannon.burns@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net revenue	$231	$229	$450	$441
Cost and expenses
Cost of revenue	46	42	89	80
Selling, general and administrative	72	91	149	161
Marketing	81	85	166	167
Depreciation and amortization	17	12	32	25

Total operating expenses	216	230	436	433

Operating income (loss)	15	(1)	14	8

Other (expense)
Interest expense, net	(15)	(28)	(31)	(47)

Total other (expense)	(15)	(28)	(31)	(47)

Loss before income taxes	—	(29)	(17)	(39)
Provision for income taxes	5	3	3	3

Net loss	$(5)	$(32)	$(20)	$(42)

	Three Months Ended June 30, 2008		Six Months Ended June 30, 2008
Net loss	$(5)		$(20)

Net loss per share—basic and diluted:
Net loss per share	$(0.06)		$(0.24)

Weighted average shares outstanding	83,243,607		83,199,010

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$99	$25
Accounts receivable (net of allowance for doubtful accounts of $1 and $2, respectively)	84	60
Prepaid expenses	19	16
Security deposits	13	8
Deferred income taxes, current	8	3
Due from Travelport, net	15	—
Other current assets	12	9

Total current assets	250	121
Property and equipment, net	187	184
Goodwill	1,197	1,181
Trademarks and trade names	316	313
Other intangible assets, net	59	68
Deferred income taxes, non-current	11	12
Other non-current assets	46	46

Total Assets	$2,066	$1,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$41	$37
Accrued merchant payable	318	218
Accrued expenses	138	121
Deferred income	44	28
Due to Travelport, net	—	8
Term loan, current	6	6
Other current liabilities	7	4

Total current liabilities	554	422
Term loan, non-current	590	593
Line of credit	—	1
Tax sharing liability	123	114
Unfavorable contracts	15	17
Other non-current liabilities	39	40

Total Liabilities	1,321	1,187

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,231,614 and 83,107,909 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 17,407 and 8,852 shares held, respectively	—	—
Additional paid in capital	901	894
Accumulated deficit	(171)	(151)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2 and $2, respectively)	14	(6)

Total Shareholders’ Equity:	745	738

Total Liabilities and Shareholders’ Equity	$2,066	$1,925

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.
EBITDA and adjusted EBITDA, as presented for the three months and six months ended June 30, 2008 and 2007, are not defined under GAAP, and do not purport to be an alternative to net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
Orbitz Worldwide uses and believes investors benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because they provide the Company and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. Orbitz Worldwide believes that EBITDA and adjusted EBITDA are useful to investors and other external users of the Company’s financial statements in evaluating the Company’s operating performance and cash flow because:
•	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•	Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.
Orbitz Worldwide’s management uses adjusted EBITDA:
•	As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•	As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•	As a performance evaluation metric off which to base executive and employee incentive compensation programs.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2008	2007	2008	2007
Net (loss)	$(5)	$(32)	$(20)	$(42)
Interest expense, net	15	28	31	47
Provision for income taxes	5	3	3	3
Depreciation and amortization	17	12	32	25

EBITDA	$32	$11	$46	$33

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2008	2007	2008	2007
EBITDA	$32	$11	$46	$33
Purchase accounting adjustments (a)	—	—	—	6
Corporate allocations and other direct corporate costs (b)	—	3	—	6
Global platform expense (c)	—	2	—	4
Stock-based compensation expense (d)	5	2	9	3
Public company costs (e)	—	(3)	—	(7)
Professional services fees (f)	—	6	2	6
Severance expense (g)	—	—	1	—
Contract exit costs (h)	—	13	—	13

Adjusted EBITDA (i)	$37	$34	$58	$64

(a)	Represents the purchase accounting adjustments made at the time the Company was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures in August 2006 in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in net revenue and operating income for the six months ended June 30, 2007.

(b)	Represents corporate allocations and direct costs for services performed on the Company’s behalf by Travelport through the date of the Company’s initial public offering in July 2007 (“IPO”). Following the IPO, the Company now performs these services with either internal or external resources, although it continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (e) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for the three months and six months ended June 30, 2007.

(c)	Represents costs associated with operating two technology platforms simultaneously as the Company invested in its global technology platform. These development and certain duplicative technology expenses are expected to cease in 2008 following the migration of certain of the Company’s operations to the global technology platform.

(d)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company.

(e)	Certain corporate costs were previously incurred on the Company’s behalf by Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for the three months and six months ended June 30, 2007, including costs for services which were previously provided by Travelport and adjusted for in footnote (b) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the three months and six months ended June 30, 2007, includes the Company’s estimate of such costs.

(f)	Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period.

(g)	Represents severance costs for departed Company employees.

(h)	Represents costs to exit an online marketing services agreement.

(i)	Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of $1 million for the three months ended June 30, 2007 and $2 million for the six months ended June 30, 2007. Also includes EBITDA of Travelbag (an offline U.K. travel business) that the Company sold on July 16, 2007 of $(1) million and $(2) million for the three months and six months ended June 30, 2007, respectively. Travelbag had net revenue of $6 million and $13 million and gross bookings of $58 million and $124 million for the three months and six months ended June 30, 2007, respectively. Includes air net revenue of $3 million and $7 million and non-air and other net revenue of $3 million and $6 million of Travelbag for the three months and six months ended June 30, 2007, respectively.

Appendix B
Summary of Selected Operating Metrics (Unaudited)

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(in millions)	2008	2007	Change	2008	2007	Change
Gross Bookings (a)
Air	$2,252	$2,196	3%	$4,323	$4,291	1%
Non-air / Other	791	739	7%	1,595	1,519	5%

Domestic	2,567	2,597	-1%	4,954	5,127	-3%
International	476	338	41%	964	683	41%

Net Revenue (b)
Air	90	103	-13%	185	202	-8%
Non-air / Other	141	126	12%	265	239	11%

Domestic	178	185	-4%	346	351	-1%
International	53	44	20%	104	90	16%

Net Loss	(5)	(32)	-84%	(20)	(42)	-52%

EBITDA	32	11	191%	46	33	39%
Adjustments	5	23	* *	12	31	* *
Adjusted EBITDA	37	34	9%	58	64	-9%

**	Not meaningful.

(a)	Excludes gross bookings for an offline U.K. travel business (see Note I in Adjusted EBITDA table).

(b)	The net impact of purchase accounting adjustments recorded in the three months ended June 30, 2007, accounted for almost nil of the overall increase in net revenue from the three months ended June 30, 2007 to the three months ended June 30, 2008. The net impact of purchase accounting adjustments recorded in the six months ended June 30, 2007, accounted for $6 million of the overall increase in net revenue from the six months ended June 30, 2007 to the six months ended June 30, 2008. This $6 million of purchase accounting adjustments impacted net revenue recorded from our non-air/other business in the six months ended June 30, 2007.